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         /  AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON  /
         /                          JULY 9, 1997                     /
          ----------------------------------------------------------
                                          REGISTRATION NO.  333-______

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
----------------------
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
--------------------------
SUN COMPANY, INC.
(Exact name of Registrant as specified in its charter)

            PENNSYLVANIA                            23-1743282
(State or other jurisdiction of              (I.R.S. Employer
   incorporation or organization)               Identification No.)

  TEN PENN CENTER, 1801 MARKET STREET, PHILADELPHIA, PA  19103-1699
  (Address of principal executive offices)               (Zip Code)

SUN COMPANY, INC. LONG-TERM PERFORMANCE ENHANCEMENT PLAN
(Full title of the plan)
--------------------------------
 ANN C. MULE', GENERAL ATTORNEY AND CORPORATE SECRETARY
SUN COMPANY, INC.
TEN PENN CENTER
1801 MARKET STREET
PHILADELPHIA, PA  19103-1699
(Name and address of agent for service)

Telephone number, including area code, of agent for service:
(215) 977-3000
                                             -----------------------------
                                            CALCULATION OF REGISTRATION FEE
=====================================================================
             /             /  PROPOSED  / PROPOSED    /             /
TITLE OF     /             /  MAXIMUM   / MAXIMUM     /             /
SECURITIES   /  AMOUNT     /  OFFERING  / AGGREGATE   / AMOUNT OF   /
TO BE        /  TO BE      /  PRICE     / OFFERING    / REGISTRATION/
REGISTERED   /  REGISTERED /  PER SHARE / PRICE       / FEE         /
---------------------------------------------------------------------
Common Stock,/             /           /              /             /
Par Value $1 /             /           /              /             /
Per Share, of/             /           /              /             /
Sun Company, /             /           /              /             /
Inc....      / 4,000,000(1)/ $31.10(2) /$124,400,00(3)/ $42,897     /
=====================================================================
Notes:

(1) In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan described herein. Such interests include the rights of plan participants under stock option agreements, limited rights agreements and common stock unit agreements.

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, based upon the average of the high and low prices per share of Sun Company, Inc. Common Stock on July 1, 1997, as published in the New York Stock Exchange Composite Transactions quotations.

(3) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) under the Securities Act of 1933, computed with respect to the maximum number of shares of Sun Company, Inc. Common Stock issuable under the employee benefit plan described herein covered by this registration statement.
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                                                        PART I

             INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

ITEM 1.          PLAN INFORMATION

         Information required by this Item to be contained in the Section 10(a) prospectus is omitted from this registration statement (the
"Registration Statement") in accordance with Rule 428 under the Securities Act of 1933, as amended (the "Securities Act"), and the
Note to Part I of Form S-8.

ITEM 2.          REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL
                 INFORMATION

         Information required by this Item to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act, and the Note to
Part I of Form S-8.


                                                        PART II

             INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.          INCORPORATION OF DOCUMENTS BY REFERENCE

         The following documents which heretofore have been filed by Sun Company, Inc. (the "Corporation" or the "Registrant") (File No. 1-
6841) with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), are incorporated herein by this reference, and shall be deemed to be a part of this Registration Statement:

         (a) The Corporation's Annual Report on Form 10-K for the fiscal year ended December 31, 1996, as amended; and

         (b) The Corporation's Quarterly Report on Form 10-Q for the quarter ended March 31, 1997; and

         (c)     The Corporation's Current Report on Form 8-K dated July 8,
                 1997.

         In addition, all documents filed by the Corporation pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold, or that deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.
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                                                        EXPERTS

         The consolidated financial statements and schedule of Sun Company, Inc. and subsidiaries at December 31, 1996, and for the year then ended, incorporated by reference in this Registration Statement have been audited by Ernst & Young, LLP, independent auditors, and at December 31, 1995, and for each of the two years in the period ended December 31, 1995, by Coopers & Lybrand L.L.P., independent accountants, as set forth in their respective reports thereon incorporated by reference herein, and are included in reliance upon such reports given upon the authority of such firms as experts in accounting and auditing.

ITEM 4.          DESCRIPTION OF SECURITIES

         The Sun Company, Inc. Common Stock, par value $1 per share (the "Common Stock") to be offered is registered under Section 12 of the Exchange Act. Therefore, a description of the Common Stock required by Item 202 of Regulation S-K is not required.


ITEM 5.          INTERESTS OF NAMED EXPERTS AND COUNSEL

         Ann C. Mule', General Attorney and Corporate Secretary of the Corporation, and an employee of the Corporation, has rendered an opinion with respect to the legality of the interests and securities being registered. Ms. Mule' owns shares of Common Stock, and has options or other interests that entitle her to purchase or receive additional shares of Common Stock.


ITEM 6.          INDEMNIFICATION OF DIRECTORS AND OFFICERS

         The Pennsylvania Business Corporation Law variously empowers or requires the Corporation under specified circumstances, to indemnify officers, directors and other persons against expenses incurred in connection with any action, suit or proceeding, civil or criminal, to which such person is a party or is threatened to be made a party.

         Article VII of the Corporation's Bylaws provides as follows:

ARTICLE VII: INDEMNIFICATION

GENERAL

         Section 1. The Corporation shall pay on behalf of any individual who is or was a Director, officer, employee or agent of the Corporation, or who is or was serving at the request of the Corporation as Director, officer, trustee, fiduciary, employee or agent of any other domestic or foreign corporation or partnership, joint venture, sole proprietorship, trust or other enterprise, or who is or was serving as a fiduciary with respect to any employee benefit plan as a result of his employment by, or service as a Director of, the Corporation ("Indemnified Person") all expenses, including
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attorneys' fees and disbursements, incurred by such person in the defense or settlement of any civil, criminal, administrative or arbitrative proceeding pending, threatened or completed against such person by reason of his being or having been such Indemnified Person, and shall indemnify such person against amounts paid or incurred by him in satisfaction of settlements, judgments, fines, and penalties in connection with any such proceeding, including any proceeding by or in the right of the Corporation, except where such indemnification is expressly prohibited by applicable law or where the acts or failures to act of the Indemnified Person constitute willful misconduct, self-dealing or recklessness. The foregoing right to payment and to indemnification shall not be exclusive of other rights to which such person may be entitled as a matter of law or otherwise.

AGREEMENTS FOR INDEMNIFICATION AND FUNDING

         Section 2. The Corporation is authorized, but not required, to enter into agreements for indemnification with any Indemnified Person, however, failure to enter into such agreements shall not in any way limit the rights of such Indemnified Persons hereunder. The
Corporation may, in addition to the foregoing, create a fund of any nature, which may, but need not be, under the control of a trustee, or otherwise secure or insure in any manner its indemnification obligations.

EXPENSES

         Section 3. Expenses incurred by a Director, officer, employee or agent in defending a civil or criminal action, suit or proceeding shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such person to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Corporation.

DISPUTES

         Section 4. Any dispute related to the right to indemnification of or advancement of expenses to Indemnified Persons as provided under this Article, except with respect to indemnification for liabilities arising under the Securities Act of 1933 which the Corporation has undertaken to submit to a court for adjudication, shall be decided only by arbitration in accordance with the commercial arbitration rules then in effect of the American Arbitration Association.

    Article Ninth of the Corporation's amended and restated Articles of Incorporation provides that the Corporation's directors and officers will not be personally liable to the Corporation or its shareholders for monetary damages resulting from breaches of their fiduciary duty as directors or officers, unless: (a) such director or officer has breached the duties of office or has failed to perform such duties in good faith, in a manner reasonably believed to be in the best interests of the Corporation and with such care, including reasonable inquiry, skill and diligence, as a person of ordinary prudence would use under similar circumstances, and (b) the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness.
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         The Corporation has obtained Executive Liability Coverage and
Executive Indemnification Coverage covering all claims during the policy period in an aggregate amount up to $100,000,000. The
Executive Liability portion of this policy protects all directors and officers of the Corporation and its subsidiaries. This section of the policy provides protection for losses arising from any error, misstatement, misleading statement, act, omission, neglect, or breach of duty committed, attempted or allegedly committed or attempted by such persons in the discharge of their duties as directors and officers for which the director or officer is not indemnified by the Corporation. The Executive Indemnification portion of the policy protects the Corporation (subject to several limitations and exceptions) against losses for which it grants indemnification as permitted or required by law. The terms of the policy provide for the payment of an insurance deductible in the amount of $5,000,000 on a per occurrence basis, on all claims for which coverage under the policy has been provided.

         The Board of Directors has also approved and authorized the Corporation to enter into Agreements of Indemnification with each officer and director of the Corporation to provide for the Corporation's payment of the deductible for any claims for which coverage has been provided.

ITEM 7.          EXEMPTION FROM REGISTRATION CLAIMED

         Not applicable.

ITEM 8.          EXHIBITS

         The following exhibits are either filed herewith or incorporated by reference to documents previously filed as indicated below:

Exhibits:

          4.1 Articles of Incorporation of Sun Company, Inc., as amended and restated, effective as of February 1, 1996 (incorporated by reference to Exhibit 3.(i) to the Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1995, filed March 7, 1996, File No. 1-6841).

          4.2 Sun Company, Inc. Bylaws, as amended and restated, effective as of February 1, 1996 (incorporated by reference to Exhibit 3.(ii) to the Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1995, filed March 7, 1996, File No. 1-6841).

          4.3 Rights Agreement, dated as of February 1, 1996, between Sun Company, Inc. and First Chicago Trust Company of New York (the "Rights Agreement"), filed as Exhibit 99(b) to the Registrant's Current Report on Form 8-K dated February 2, 1996 (File No. 1-6841) is incorporated herein by reference. The Rights Agreement was amended effective July 3, 1997. Such amendment was filed as Exhibit 4 to the Registrant's
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                 Current Report on Form 8-K dated July 8, 1997 and has been incorporated herein by reference under Item 3 of this Registration Statement. The Rights Agreement includes, as Exhibit B thereto, the form of Rights Certificate.

          5 Opinion of Ann C. Mule', Esq., General Attorney and Corporate Secretary of Sun Company, Inc. (relating to legality of the securities and other interests being registered).

         23.1    Consent of Ernst & Young LLP.

         23.2    Consent of Coopers & Lybrand L.L.P.

         23.3    Consent of Ann C. Mule', Esq. (included in Exhibit 5).

         24.1 Power of Attorney executed by certain officers and directors of Sun Company, Inc.

         24.2 Certified copy of the resolution authorizing certain officers to sign on behalf of Sun Company, Inc. and the Sun Company, Inc. Long-Term Performance Enhancement Plan.

         99 Sun Company, Inc. Long-Term Performance Enhancement Plan (incorporated by reference to Exhibit A to the Registrant's definitive Proxy Statement for the 1997 Annual Meeting of Shareholders of Sun Company, Inc., filed March 18, 1997, File No. 1-6841).

ITEM 9.          UNDERTAKINGS

         (a) The undersigned Registrant hereby undertakes:

                 (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration
         Statement:

                          (i) To include any prospectus required by section
                 10(a)(3) of the Securities Act of 1933;

                          (ii) To reflect in the prospectus any facts or events
                 arising after the effective date of the Registration
                 Statement (or the most recent post-effective amendment
                 thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the
                 Commission pursuant to Rule 424(b) of the Securities Act of
                 1933 if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and
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                          (iii) To include any material information with respect
                 to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

                 provided, however, that the undertakings set forth in paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the Registration Statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

                 (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                 (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.


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                                          SIGNATURES

         THE REGISTRANT. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form
S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Philadelphia, Pennsylvania, on July 8, 1997.


SUN COMPANY, INC.

By:      /s/ ROBERT M. AIKEN, JR.
         -----------------------
         Robert M. Aiken, Jr.*
         Executive Vice President and
         Chief Financial Officer

Date: July 8, 1997

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by or on behalf of the following persons in the capacities indicated on July 8, 1997.

         Signatures                                        Titles
         ----------                                        ------

ROBERT M. AIKEN, JR.*                           Executive Vice President
---------------------                           and Chief Financial Officer
Robert M. Aiken, Jr.                            (Principal Financial Officer)

ROBERT H. CAMPBELL*                             Chairman of the Board,
-------------------                             Chief Executive Officer
Robert H. Campbell                              and Director
                                                (Principal Executive Officer)

RAYMOND E. CARTLEDGE*                           Director
---------------------
Raymond E. Cartledge

                                                Director
------------------
Robert E. Cawthorn

JOHN G. DROSDICK*                               President, Chief Operating
-----------------                               Officer and Director
John G. Drosdick

MARY J. EVANS*                                  Director
--------------
Mary J. Evans

THOMAS P. GERRITY*                              Director
------------------
Thomas P. Gerrity
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         Signatures                                        Titles
         ----------                                        ------

THOMAS W. HOFMANN*                              Comptroller
------------------                              (Principal Accounting
Thomas W. Hofmann                               Officer)

JAMES G. KAISER*                                Director
----------------
James G. Kaiser

ROBERT D. KENNEDY*                              Director
------------------
Robert D. Kennedy

R. ANDERSON PEW*                                Director
----------------
R. Anderson Pew

WILLIAM F. POUNDS*                              Director
------------------
William F. Pounds

ALEXANDER B. TROWBRIDGE*                        Director
------------------------
Alexander B. Trowbridge

-------------
*Robert M. Aiken, Jr., Executive Vice President and Chief Financial
 Officer, by signing his name hereto, signs this Registration Statement individually, on behalf of the Registrant and as attorney-in-fact for each of the other persons indicated by asterisk above, pursuant to a power of attorney duly executed by such persons and filed with the Commission herewith.